As filed with the Securities and Exchange Commission on June 7, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATTERSON DENTAL COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0886515
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 686-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

R. Stephen Armstrong

Executive Vice President, Treasurer and Chief Financial Officer

Patterson Dental Company

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 686-1600

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Avron L. Gordon, Esq. Brett D. Anderson, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)	Matthew L. Levitt, Esq. Secretary and General Counsel Patterson Dental Company 1031 Mendota Heights Road St. Paul, Minnesota 55120 (651) 686-1600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock (par value $0.01 per share)	58,846	$76.795	$4,519,078.57	$572.57

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average of the high and low sale prices for such stock on June 2, 2004, as reported by The Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2004

Prospectus

58,846 Shares

Patterson Dental Company

Common Stock

The shareholder of Patterson identified on page 7 is offering and selling 58,846 shares of common stock under this prospectus. Such shares are issuable upon the conversion of a convertible debenture. We will not receive any part of the proceeds from this offering.

Our common stock is quoted on the Nasdaq National Market and trades under the ticker symbol “PDCO.” On June 2, 2004, the closing price of one share of our stock on the Nasdaq National Market was $76.88.

The shares involve risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website is located at www.pattersondental.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•	Annual Report on Form 10-K for the year ended April 26, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended July 26, 2003, October 25, 2003 and January 24, 2004;

•	Current Reports on Form 8-K filed on September 15, 2003 and May 20, 2004;

•	Current Report on Form 8-K/A filed on November 24, 2003;

•	Description of our common stock contained in our Registration Statement on Form S-1 (File No. 33-51304) filed on August 26, 1992; and

•	Definitive Schedule 14A (Proxy Statement) filed on August 6, 2003.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to us at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Chief Financial Officer. Please direct telephone requests to the office of the Chief Financial Officer at (651) 686-1600.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Patterson Dental Company

We are a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

As our largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, clinical and laboratory equipment, and value-added services to dentists, dental laboratories, institutions and other healthcare providers throughout North America. Patterson Dental Supply has the largest direct sales force in the industry, totaling approximately 1,400 sales representatives and equipment / software specialists serving the United States and Canada.

Webster Veterinary Supply is the leading distributor of veterinary supplies to companion-pet veterinary clinics in the eastern United States and the second largest nationally. One of the most respected names in the veterinary supply industry, Webster is a value-added, full-service distributor of consumable supplies, equipment, diagnostic products, vaccines and pharmaceuticals. On April 16, 2004, Webster acquired the assets of the ProVet division of Lextron, Inc., a privately owned veterinary supply company. The acquisition extends Webster’s operations into the central and northwestern United States.

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. AbilityOne delivers the industry’s largest and most comprehensive range of distributed and self-manufactured rehabilitation products to a global customer base serving hospitals, long-term care facilities, clinics and dealers.

Unless otherwise indicated, all references to our company include the following subsidiaries: Direct Dental Supply Co.; Patterson Dental Canada, Inc., Patterson Dental Supply, Inc., Webster Veterinary Supply, Inc. and AbilityOne Products Corp.

The Offering

We issued the securities covered by this prospectus to the selling shareholder in connection with our acquisition of AbilityOne Products Corp. The selling shareholder may offer his shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

General

M.F. Patterson founded our company in 1877. In May 1985, members of our management and certain investors purchased the company, then a Delaware corporation, from a subsidiary of The Beatrice Companies, Inc. Our company was incorporated under the Minnesota Business Corporation Act on June 15, 1992, and became publicly traded in October 1992.

Net sales have increased from $165.8 million in fiscal 1986 to $1,657.0 million in fiscal 2003, operating margins have increased every year since fiscal 1985 and profitability has increased from an operating loss in fiscal 1986 to operating income of $178.9 million in fiscal 2003.

Our corporate headquarters and executive offices are located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120. Our telephone number is (651) 686-1600.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this document and the other information to which we refer you, before you decide to invest.

Risks related to our dental supply business

Health care expenditures may fall, decreasing our revenues.

The following factors could adversely affect our future operating results:

•	reduced growth in expenditures for dental services provided by private dental insurance plans.

•	the accuracy of our assumptions concerning future per capita expenditures for dental services, including assumptions as to population growth and the demand for preventive dental services, as well as specialty services, such as periodontic, endodontic and orthodontic procedures.

•	the rate of growth in demand for infection control products currently used for prevention of the spread of communicable diseases such as AIDS, hepatitis and herpes.

•	our ability to retain our base of customers and to increase our market share.

•	our ability to maintain satisfactory relationships with qualified and motivated sales personnel.

•	changes in the economics of dentistry affecting dental practice growth and the demand for dental products, including the ability and willingness of dentists to invest in high-technology diagnostic and therapeutic products such as digital x-ray equipment and the CEREC® restoration system.

•	our ability to meet increased competition from national, regional and local full-service distributors and mail-order distributors of dental products, while maintaining current or improved profit margins.

•	our continued ability to maintain satisfactory relationships with key vendors and our ability to create relationships with additional manufacturers of quality, innovative products.

Adverse conditions affecting employment and worker benefits may negatively affect the market for dental supplies and equipment.

We believe that the level of employment in the United States affects demand for dental services and products. Future adverse conditions affecting employment and worker benefits may materially adversely affect our business and prospects. We cannot assure you that the market for dental supplies and equipment or our market share will stay at current levels or grow.

Competition in dental products distribution could prevent us from getting or keeping customers.

The dental products distribution industry is highly competitive. Competition may force us to lose customers and market share. We face competition in many forms, including national, regional and full-service distributors and mail-order distributors of dental products. Further, at least 20 regional, full-service distributors and hundreds of small local distributors participate in the industry.

Risks related to our veterinary supply business

Changes in demand for veterinary services for companion pets may negatively impact our revenues.

We cannot assure you that growth in future per capita expenditures for veterinary services, including the growth in the number of households owning companion pets and the demand for veterinary services, will continue.

We may not be able to successfully implement our strategy of becoming a leading company in the companion-pet veterinary supply market.

We cannot assure you that our business strategy of entering the veterinary supply field will be successful or that we will be able to increase the market share of Webster in the veterinary supply field. We intend to make additional acquisitions and expenditures to develop our line of business in the companion-pet veterinary supply market. To increase our market share, we may be required to:

•	identify and negotiate the purchase of acquisition candidates in the companion-pet supply industry with the same success that we achieved growth in the dental products supply industry.

•	leverage our existing distribution network to promote efficiencies and growth in the companion-pet supply industry, without significant new investments in physical infrastructure.

Although we have experience in identifying, negotiating and completing the purchase of dental product supply companies, we cannot assure you that we will be able to identify appropriate acquisition candidates or negotiate and consummate acquisitions in the veterinary supply field, the process of which can be lengthy and costly, and could divert management’s attention from our current business.

Risks related to our rehabilitation supply business

We may not be able to successfully integrate the business of AbilityOne.

We cannot assure you that we will be able to integrate the operations of AbilityOne. In order to successfully integrate AbilityOne, we must:

•	position its distribution to achieve growth which parallels that of our dental supply business.

•	standardize accounting, operational and financial functions.

•	motivate, manage and retain key acquired personnel.

Problems or delays in integrating AbilityOne may result in substantial unanticipated costs and the diversion of management’s attention from our existing dental supply and veterinary supply businesses. In addition, integration delays and our inability to achieve growth opportunities, could cause us to lose key employees and customers of AbilityOne, thereby diluting the value of the AbilityOne acquisition.

Possible healthcare reforms and the uncertainty of third party reimbursements may adversely affect the business of AbilityOne.

Healthcare related legislation and regulations may adversely affect expenditures or reimbursements for rehabilitative and assistive living products. Possible healthcare reforms, such as controls on healthcare spending and fundamental changes to the healthcare delivery system, may adversely impact AbilityOne’s product sales. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reforms will be adopted, when they may be adopted or what impact they may have on AbilityOne’s product sales. AbilityOne’s sales will also depend, in part, upon the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers, health maintenance organizations and other third party payers.

Other risks

Our management has the ability to significantly affect the outcome of shareholder voting, including the possibility of taking actions contrary to the preferences of shareholders at large.

As of June 30, 2003, our officers and directors, and our employee stock ownership trust, beneficially owned approximately 19.7% of our outstanding common stock. As a result, these shareholders, if they act together, would be able to exercise significant influence over the election of our directors and business affairs with respect to matters requiring shareholder approval. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale, and might affect the market price of our common stock.

We must comply with regulations governing the distribution of drugs and medical devices and additional regulations could negatively affect our business.

Various federal, state and local government entities and agencies regulate our operations. The Federal Food, Drug and Cosmetic Act and the Safe Medical Devices Act both impact us. Such laws:

•	regulate advertising, record keeping, labeling, handling, storage and distribution of drugs and medical devices,

•	require Federal Food and Drug Administration registration, and

•	impose reporting requirements if a medical device causes serious illness, injury or death.

As a result of our acquisition of Webster, we have also become subject to the regulations of the Drug Enforcement Agency with respect to the veterinary drugs we distribute. Failure to comply with such regulations could materially and adversely affect our business in the companion-pet veterinary supply business, including the cessation of business if we lose our licenses to distribute drugs or controlled substances. In addition, each state in which we conduct business requires us to be licensed as a distributor of drugs and medical devices.

Our classified board, our ability to issue preferred stock and Minnesota law may prevent a change in control.

Our Articles of Incorporation and Minnesota law could make it more difficult for a third party to acquire control of Patterson, even if a change in control would be beneficial to our shareholders. Our board of directors is divided into three classes. Accordingly, our shareholders may not replace the entire board at once. We may also issue preferred stock without shareholder approval. Such issuances could make it more difficult for a third party to acquire us. In addition, Minnesota restricts certain “control share acquisitions” and “business combinations.” Such factors could hamper or prevent an unsolicited tender offer or takeover proposal and the issuance of preferred stock could adversely affect the rights of our shareholders.

Special note regarding our forward-looking statements.

Some of the information in this document may contain forward-looking statements. You can identify such statements by noting the use of forward-looking terms such as “believes,” “expects,” “plans,” “estimates” and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect such statements. The risk factors presented above and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind these risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this document.

SELLING SHAREHOLDER

The following table presents information regarding the selling shareholder. The shares listed below represent the shares that the selling shareholder beneficially owned on April 24, 2004. In the following table, percentage of beneficial ownership is based on 68,450,850 outstanding shares of common stock.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares Offered	Shares Beneficially Owned if All Shares are Sold in the Offering
Howard A. Schwartz 1713 Midwest Club Parkway Oak Brook, IL 60523	58,846	*	58,846	0

*	Less than one percent.

Sale to selling shareholder

Pursuant to an agreement and plan of merger dated August 15, 2003, AbilityOne Products Corp. became a wholly owned subsidiary of our company. In connection with the merger, we authorized the issuance of 0.5% convertible debentures to two former stockholders of AbilityOne. The selling shareholder purchased from us for cash a convertible debenture in the principal amount of $3,000,000, at a purchase price equal to the principal amount. This debenture is convertible into shares of our common stock at a price of $50.98 per share, subject to adjustment as provided in the debenture. The shares registered hereby are the shares of common stock issuable upon conversion of such person’s debenture.

The selling shareholder, who before the merger served as President and Chief Executive Officer of AbilityOne, currently serves as President and Chief Executive Officer of our AbilityOne subsidiary.

Selling shareholder’s registration rights

Pursuant to the convertible debenture, we agreed to register the shares of common stock issuable upon conversion of the debenture and take such other actions as the selling shareholder may reasonably request such that the shares of common stock issuable upon conversion of the debenture will be freely transferable under the Securities Act and other applicable law.

Our registration of the shares does not necessarily mean that the selling shareholder will sell all or any of the shares covered by this prospectus.

USE OF PROCEEDS

All of the net proceeds from the sale of the shares will go to the shareholder who offers and sells his shares. Accordingly, we will not receive any proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

The selling shareholder may offer his shares at various times in one or more of the following transactions:

•	on the Nasdaq National Market

•	in privately negotiated transactions

•	through put or call option transactions relating to the shares

•	through short sales of shares

•	through hedging transactions

•	in a combination of any of the above transactions

The selling shareholder may sell his shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying the selling shareholder and he is indemnifying us against liabilities under the Securities Act.

The selling shareholder may use broker-dealers to sell his shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

The selling shareholder, and any persons who participate in the sale of the shares from time to time, may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

LEGAL MATTERS

For purposes of this offering, Matthew L. Levitt, Esq., Secretary and General Counsel to Patterson, is giving his opinion on the validity of the shares.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended April 26, 2003, as set forth in their reports, and have audited the consolidated financial statements of AbilityOne Products Corp. included in our Current Report on Form 8-K dated September 12, 2003 for the year ended December 31, 2001 and for the period from date of inception (August 25, 2000) to December 31, 2000, as set forth in their report, and have audited the consolidated financial statements of AbilityOne Corporation included in our Amendment No. 1 to Form 8-K dated September 12, 2003 for the period from January 1, 2000 to September 15, 2000, as set forth in their report, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements of AbilityOne Products Corp. appearing in Patterson Dental Company’s Current Report on Form 8-K, dated September 12, 2003, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, dated January 31, 2003, included therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

58,846 Shares

Patterson Dental Company

Common Stock

PROSPECTUS

                    , 2004

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

SEC registration fee	$573
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Blue sky and related fees and expenses	500
Miscellaneous (including listing fees, if applicable)	2,927

Total	$14,000

Item 15.	Indemnification of Directors and Officers.

Our company is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article VI of our bylaws provides that officers, directors, members of committees appointed or designated by the board of directors and employees, past or present, of our company shall be indemnified by our company, in accordance with the terms and conditions of Minnesota Statutes, Section 302A.521.

Item 16.	Exhibits and Financial Statement Schedules

See “Exhibit Index.”

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on June 7, 2004.

Patterson Dental Company

By	/s/ Peter L. Frechette

Peter L. Frechette
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter L. Frechette and R. Stephen Armstrong, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter L. Frechette Peter L. Frechette	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2004

/s/ R. Stephen Armstrong R. Stephen Armstrong	Executive Vice President, Treasurer and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 7, 2004

/s/ David K. Beecken David K. Beecken	Director	June 7, 2004

/s/ Ronald E. Ezerski Ronald E. Ezerski	Director	June 7, 2004

/s/ Andre B. Lacy Andre B. Lacy	Director	June 7, 2004

/s/ Ellen A. Rudnick Ellen A. Rudnick	Director	June 7, 2004

/s/ Harold C. Slavkin Harold C. Slavkin	Director	June 7, 2004

/s/ James W. Wiltz James W. Wiltz	Director	June 7, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation, as amended (incorporated by reference to our Registration Statement on Form S-1 (File No. 33-51304) filed August 26, 1992).

4.2	Bylaws, as amended (incorporated by reference to our Registration Statement on Form S-1 (File No. 33-51304) filed August 26, 1992).

4.3	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form S-1 (File No. 33-51304) filed August 26, 1992).

4.4	Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted to file certain unregistered convertible debentures. The total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the registrant and its subsidiaries on a consolidated basis. The registrant hereby agrees to furnish a copy of such convertible debentures to the Commission upon request.

5	Opinion of Matthew L. Levitt, Esq.

23.1	Consent of Matthew L. Levitt, Esq. (included in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signature Page).